Exhibit 99.1

Press Contacts:	Bill Price	Al Wasilewski
	(732) 524-6623	(732) 524-1130
	(732) 668-3735 (M)	(732) 447-5918 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524
	Lesley Fishman	Ellen Sipos
	(732) 524-3922	(732) 524-3709

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 7.0%

New Brunswick, NJ (April 26, 2012) -- Johnson & Johnson today announced that its Board of Directors has declared a 7.0% increase in the quarterly dividend rate, from $0.57 per share to $0.61 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, NJ.
“In recognition of our 2011 results, our strong financial position, and confidence in the future of Johnson & Johnson, the Board has voted to increase the dividend for the 50th consecutive year,” said William C. Weldon, Chairman and Chief Executive Officer of the Company.
At the new rate, the indicated dividend on an annual basis is $2.44 per share compared to the previous rate of $2.28 per share. The next quarterly dividend is payable on June 12, 2012 to shareholders of record as of May 29, 2012.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 117,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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